LIMITED LIABILITY COMPANY AGREEMENT

OF

MOMSPOT LLC

i

(continued)

ii

(continued)

iii

(continued)

Page

13.2 Entire Agreement	24
13.3 Saving Clause	24
13.4 Counterparts	25
13.5 Governing Law	25
13.6 No Rights of Creditors and Third Parties under Agreement	25
13.7 Counsel	25
13.8 Amendment	25
13.9 Choice of Law	25
13.10 Waiver of Jury Trial	25

SCHEDULE A – MEMBERS

iv

Limited Liability Company Agreement

of

MOMSPOT LLC

This Limited Liability Company Operating Agreement of the above, a limited liability company organized pursuant to the Delaware Limited Liability Company Act, is entered into and shall be effective as of July 12, 2013, by and among the Company and the persons executing this Agreement.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, terms used herein shall have the meaning set forth in the Act (as defined below), and the following terms shall have the following meanings:

1.1           Act. The Delaware Limited Liability Company Act and all amendments thereto.

1.2           Acquisition Offer. Acquisition Offer has the meaning set forth in Section 11.4(a).

1.3           Additional Capital Contribution. Any additional contribution of capital, whether money or property, to the Company made after the date hereof.

1.4           Additional Members. Additional Members shall have the meaning set forth in Section 10.1.

1.5           Adjusted Capital Account Deficit. With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of any relevant Fiscal Year, after giving effect to the following adjustments:

(a)	credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Treas. Regs. § 1.704 1(b)(2)(ii)(c), or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treas. Regs. § 1.704 2(g)(1) and § 1.704 2(i)(5); and

(b)	debit to such Capital Account the items described in Treas. Regs. § 1.704 1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Treas. Regs. § 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.6           Agreement. This Limited Liability Company Operating Agreement including all amendments adopted in accordance with the Agreement and the Act.

1.7           Articles. The Certificate of Formation of the Company, as amended from time to time, and filed with the Department of State of Delaware.

1.8           Asset Sale. Asset Sale has the meaning set forth in Section 11.4(a).

1.9           Atrinsic. Atrinsic, Inc.

1.10         BE Global. Be Global LLC.

1.11         Business Day. Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

1.12         Capital Account. As to any Member, the capital account established for each Member pursuant to this Agreement, which is determined and maintained in accordance with the rules of Treas. Regs. § 1.704-1(b)(2)(iv), as amended, and in accordance with the other provisions of Treas. Regs. § 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined and maintained in accordance with Treas. Regs. § 1.704-1(b). In furtherance of the foregoing, the Capital Accounts shall be maintained in accordance with said Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. Each Member’s Capital Account shall also reflect any additional adjustments which at any time are required or permitted to be made thereto in accordance with the provisions of the Treas. Regs. § 1.704-1(b) (including Treas. Regs. § 1.704-1(b)(2)(ii)); provided, however, any optional adjustments permitted by the Treas. Regs. § 1.704-1(b) (including Treas. Regs. § 1.704-1(b)(2)(ii)) shall be made only at the election of the Manager.

1.13         Capital Contribution. Any contribution of cash, Property or services made by or on behalf of a Member.

1.14         Code. The Internal Revenue Code of 1986, as amended, as in effect from time to time, and any successor thereto.

1.15         Company. The company named at the beginning of this Agreement, a limited liability company formed under the laws of Delaware, and any successor limited liability company.

1.16         Company Minimum Gain. “Partnership minimum gain” as defined in Treas. Regs. § 1.704 2(b)(2) and shall generally refer to the aggregate amount by which the Nonrecourse Liabilities secured by any asset of the Company exceed the adjusted tax basis of such asset as of the date of determination. A Member’s share of Company Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treas. Regs. § 1.704-2(g).

1.17         Company Value. Company Value has the meaning set forth in Section 10.2(c)(i).

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1.18         Contribution Agreement. Contribution Agreement has the meaning set forth in Section 8.1(a).

1.19         Depreciation. If there is no difference between the fair market value and the adjusted tax basis of property upon the contribution of such property to the Company or upon the revaluation of such property pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(f), depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes (“Tax Depreciation”); otherwise, Depreciation shall mean book depreciation, depletion or amortization as determined under Treas. Regs. § 1.704-1(b)(2)(iv)(g)(3) (“Book Depreciation”) and Members’ Capital Accounts shall be adjusted in accordance with said regulation.

1.20         Drag-Along Notice. Drag-Along Notice has the meaning set forth in Section 11.4(b).

1.21         Economic Risk of Loss. Economic Risk of Loss has the meaning set forth in Treas. Regs. § 1.752-2(a).

1.22         Final Company Value. Final Company Value has the meaning set forth in Section 10.2(c)(ii).

1.23         First Appraiser. First Appraisal has the meaning set forth in Section 10.2(c)(i).

1.24         First Appraised Company Value. First Appraised Company Value has the meaning set forth in Section 10.2(c)(i).

1.25         First Refusal Notice. First Refusal Notice has the meaning set forth in Section 11.2(b).

1.26         Fiscal Year. The calendar year.

1.27         Gross Asset Value. With respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Manager;

(b)          if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treas. Regs. § 1.704-1(b)(2)(ii)(g);

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(c)          the Gross Asset Values of Company assets distributed to any Member shall be the gross fair market values of such assets (taking Code Section 7701(g) into account) as reasonably determined by the Manager as of the date of distribution; and

(d)          the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(m) and Section 4.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Manager reasonably determines that an adjustment pursuant to Paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph.

At all times, Gross Asset Values shall be adjusted by Depreciation, which Depreciation is taken into account with respect to the Company’s assets for purposes of computing Net Profits or Net Losses. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Members’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see Paragraph (d) of the definition of Profits and Losses in the case of adjustments by Depreciation, and see Paragraph (e) of said definition in all other cases.

1.28         Indemnitee. Indemnitee has the meaning set forth in Section 7.5(e).

1.29         Interests Sale. Interests Sale has the meaning set forth in Section 11.4(a).

1.30         Manager. Atrinsic and its successors appointed under Section 7.1.

1.31         Members. The members of the Company set forth on Schedule A and their permitted successors.

1.32         Membership Interest. The rights of a Member to distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company, and, to the extent permitted by this Agreement, to possess and exercise voting or approval rights.

1.33         Membership Interest Purchase Agreement. Membership Interest Purchase Agreement has the meaning set forth in Section 8.1(b).

1.34         Member Nonrecourse Debt. Member Nonrecourse Debt has the meaning set forth in Treas. Regs. § 1.704-2(b)(1), assuming, for such purposes, that each Member were a partner of a partnership to which such provisions would apply. For purposes hereof, any liability for which a Member bears the Economic Risk of Loss and which would (but for such Economic Risk of Loss) be considered a Nonrecourse Liability hereunder shall be deemed a Member Nonrecourse Debt.

1.35         Member Nonrecourse Deductions. Member Nonrecourse Deductions shall have the meaning set forth in Treas. Regs. § 1.704-2(i)(2), assuming, for such purposes, that each Member were a partner of a partnership to which such provisions would apply, and shall generally refer to, for a Company fiscal year, the net increase, if any, in the amount of Minimum Gain Attributable to a Member Nonrecourse Debt during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions made during such taxable year of proceeds of a Member Nonrecourse Debt that are allocable to an increase in Minimum Gain Attributable to a Member Nonrecourse Debt, determined according to the principles of Treas. Regs. § 1.704-2(i)(2).

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1.36         Merger. Merger has the meaning set forth in Section 11.4(a).

1.37         Minimum Gain Attributable to a Member Nonrecourse Debt. Minimum Gain Attributable to a Member Nonrecourse Debt has the meaning set forth in Treas. Regs. § 1.704-2(i)(2), assuming for such purposes, that each Member were a partner of a partnership to which such provisions would apply, and shall generally refer to the aggregate amount by which the Member Nonrecourse Debt secured by any asset of the Company exceeds the adjusted tax basis of such asset as of the date of determination. A Member’s share of Minimum Gain Attributable to a Member Nonrecourse Debt (and any net decrease thereof) at any time shall be determined in accordance with Treas. Regs. § 1.704-2(i).

1.38         Nonrecourse Deductions. Nonrecourse Deductions means for a Company fiscal year, the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions made during such taxable year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the principles of Treas. Regs. § 1.704-2(c).

1.39         Nonrecourse Liability(ies). Nonrecourse Liability(ies) shall have the meaning set forth in Treas. Regs. § 1.752-1(a)(2) and further provided that any unsecured liability which is recourse to the Company (or its assets) but for which no Member is considered to bear the Economic Risk of Loss shall be considered to be a Nonrecourse Liability for purposes hereof.

1.40         Offer Price. Offer Price has the meaning set forth in Section 11.2(b).

1.41         Olshan. Olshan Frome Wolosky LLP.

1.42         Overallotment Notice. Overallotment Notice has the meaning set forth in Section 11.2(c).

1.43         Participating Member. Participating Member has the meaning set forth in Section 11.2(b).

1.44         Person. Person has the meaning set forth in Section 7.5(f).

1.45         Principal Office. Principal Office has the meaning set forth in Section 2.5.

1.46         Profits or Losses. Profits or Losses, as the case may be, means the taxable income or loss of the Company for Federal income tax purposes determined in accordance with Section 703(a) of the Code as of the close of the Company’s fiscal year (or such other time as may be required by this Agreement), inclusive of all items of income, gain, loss or deduction required to be separately taxed pursuant to said Section 703(a) appropriately adjusted with respect to final determination of any of the foregoing for Federal income tax purposes and as follows:

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(a)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 704(b) of the Code and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)          gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of such property rather than its adjusted tax basis;

(d)          in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation; and

(e)          in the event of an adjustment of the book value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustments are, in the case of Treas. Regs. § 1.704-1(b)(2)(iv) (e) and (f), to be taken into account as gain or loss from a taxable disposition of Company property pursuant to Paragraph (c) above, and, in the case of Treas. Regs. § 1.704-1(b)(2)(iv)(m), to be taken into account as additional Profits or Losses but subject to the special allocations set forth in Section 9.3 hereof.

Notwithstanding any other provision hereof, any items which are specially allocated pursuant to the provisions of Section 9.3 hereof shall not be taken into account in computing Profits or Losses.

1.47         Property. Any property, real or personal, tangible or intangible, including money, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

1.48         Regulatory Allocations. Regulatory Allocations has the meaning set forth in Section 9.4.

1.49         Right of First Refusal Period. Right of First Refusal Period has the meaning set forth in Section 11.2(b).

1.50         Sale Transaction. Sale Transaction has the meaning set forth in Section 11.4(a).

1.51         Schedule A. Schedule A to this Agreement setting forth the name, address, initial Capital Contribution, Membership Interest of each Member, and the Member designated as the Tax Matters Partner.

1.52         Second Appraiser. Second Appraisal has the meaning set forth in Section 10.2(c)(ii).

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1.53         Second Appraised Company Value. Second Appraised Company Value has the meaning set forth in Section 10.2(c)(ii).

1.54         Securities Act. Securities Act has the meaning set forth in Section 11.1(a).

1.55         Selling Participants. Selling Participants has the meaning set forth in Section 11.3(a).

1.56         Tag-Along Notice. Tag Along Notice has the meaning set forth in Section 11.3 (d).

1.57         Tag-Along Period. Tag Along Period has the meaning set forth in Section 11.3 (d).

1.58         Tax Item. Each item of income, gain, loss, deduction, or credit of the Company for federal tax purposes, as separately stated and calculated pursuant to the Code.

1.59         Tax Matters Partner. Tax Matters Partner shall have the meaning set forth in Section 9.7

1.60         Third Appraiser. Third Appraiser has the meaning set forth in Section 10.2(c)(ii).

1.61         Third Appraised Company Value. Third Appraised Company Value has the meaning set forth in Section 10.2(c)(ii).

1.62         Third Party. Third Party has the meaning set forth in Section 11.2(a).

1.63         Third Party Terms. Third Party Terms has the meaning set forth in Section 11.2(b).

1.64         Transfer. Transfer has the meaning set forth in Section 11.1(a).

1.65         Transferring Member. Transferring Member has the meaning set forth in Section 11.2(a).

1.66         Transferor Tag-Along Notice. Transferor Tag-Along Notice has the meaning set forth in Section 11.3(c).

1.67         Unsubscribed Interests. Unsubscribed Interests has the meaning set forth in Section 11.2(c).

1.68         Withdrawal Date. Withdrawal Date has the meaning set forth in Section 10.2(b)(iii).

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ARTICLE II

FORMATION

2.1           Organization. The Company was organized as a Delaware limited liability company on December 13, 2012, by the filing of the Articles pursuant to the provisions of the Act and the issuance of a certificate of formation for the Company by the Secretary of the State of Delaware.

2.2           Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Agreement hereby agree to the terms and conditions of the Agreement, as it may from time to time be amended. It is the express intention of the Members that the Agreement shall be the sole source of agreement of the parties and, except to the extent a provision of the Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Tax Regulations or is expressly prohibited or ineffective under the Act, the Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be deemed to be amended to the least extent necessary in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.3           Name. The name of the Company is the name set forth at the beginning of this Agreement, and all business of the Company shall be conducted under that name.

2.4           Term. The term of the Company shall be perpetual unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or the Agreement.

2.5           Principal Office. The Principal Office of the Company shall be located at [___________].

ARTICLE III

PURPOSE; NATURE OF BUSINESS

The general purposes of the Company are as set forth in the Articles. The Company may exercise all powers reasonable or necessary to pursue such purposes.

ARTICLE IV

ACCOUNTING AND RECORDS

The Manager, at Company expense, shall prepare, or cause to be prepared, and timely file income tax returns of the Company in all jurisdictions where such filings are required, and the Company shall prepare and deliver to each Member, after the expiration of each Fiscal Year, and at Company expense, all information returns and reports required by the Code and Tax Regulations and Company information necessary for the preparation of the Members’ federal income tax returns within the time periods required by law including any permitted extension.

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ARTICLE V

NAMES AND ADDRESSES OF MEMBERS

The names and addresses of the Members are as stated on Schedule A.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1           Conflicts of Interest.

(a)          A Member shall be entitled to enter into transactions that may be considered to be competitive with the Company, it being expressly understood that Members may enter into transactions that are similar to the transactions into which the Company may enter; provided, however, that a Member must obtain the prior written consent of the Manager before entering into any such transactions.

(b)          Subject to Section 6.1(a) above, no transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is fair and reasonable to the Company.

ARTICLE VII

MANAGEMENT OF THE COMPANY

7.1           Manager. Except as otherwise provided in this Agreement, the management of the Company and all decisions concerning the business affairs of the Company shall be made by the Manager in its sole and absolute discretion. The Manager may or may not be a Member of the Company. The Manager has the right to delegate its responsibilities hereunder to suitable parties that may be reasonably compensated by the Company and may also retain such other suitable parties to provide services to the Company, including, without limitation, legal, consulting, accounting, administrative and auditing services. Furthermore, the Manager may enter into agreements with such parties on behalf of the Company. The initial Manager shall be Atrinsic. The Manager may be removed only by an order of a court of competent jurisdiction upon a finding of material fraud on the Company or its Members.

7.2           Designation of Successor Manager. Atrinsic shall have the right to appoint its successor as Manager.

7.3           Appointment of Officers. The Manager may at any time appoint one or more persons, including principals thereof or other Members, as officers of the Company. The officers of the Company may include, without limitation, a chief executive officer (or co-chief executive officers, if more than one), a president, one or more vice presidents, a chief operations officer, a chief financial officer or treasurer (and one or more assistants). Except as otherwise provided, the officers will serve at the pleasure of the Manager. Any individual may hold any number of offices. The general areas of responsibility and specific powers and duties of each officer will be as determined by the Manager from time to time and otherwise such officers will have such duties and responsibilities as like-titled officers of a Delaware corporation. The Manager may remove and replace such officers as it shall deem necessary or appropriate.

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7.4           No Fiduciary Obligations. Except as required under the Act, the Manager shall not have any fiduciary or other duty to the other Members with respect to the business and affairs of the Company. To the extent that any such fiduciary or other duties are imposed on the Manager under the Act, the Members hereby waive the same and agree that the Manager shall not have any liability for breach of such duties, except to the extent such liability arises from a judgment or other final adjudication adverse to such Manager that establishes that its acts or omissions were in bad faith or constituted intentional misconduct or knowing violation of law, or that such Manager benefited from a financial profit that it was not legally entitled to. The Members hereby covenant, as a material inducement to the Manager to serve as Manager, that the Members shall not commence or join or otherwise bring or advance any claim against the Manager based upon any purported breach of fiduciary or other duty.

7.5           Indemnification.

(a)          The Company shall indemnify each Indemnitee, as defined in Section 7.5(e), from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether the same be civil, criminal, administrative or investigative) that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted by the Act if such Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any claim, demand, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

(b)          The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee, or any other Person, as defined in Section 7.5(f), may be entitled under any agreement executed by the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(c)          In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(d)          The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors and assigns and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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(e)          As used in this Section 7.5, the term “Indemnitee” or “Indemnitees” shall mean (i) any Person made a party to a proceeding by reason of (A) his, her or its status as (x) a Member or (y) a Manager, employee or agent of the Company, (B) his, her or its liability, pursuant to a loan, guarantee or otherwise, for any indebtedness of the Company or any subsidiary of the Company (including, without limitation, any indebtedness that the Company or any subsidiary of the Company has assumed or taken assets subject to) or (C) the fact that he, she or it is or at any time was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise, and (ii) such other Persons as the Managers may designate from time to time (whether before or after the event giving rise to potential liability), in their sole and absolute discretion.

(f)          As used in this Agreement, the term “Person” or “Persons” shall mean any individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other legal entity or organization whether domestic or foreign.

7.6           Reimbursements. The Manager may cause the Company to reimburse itself or its respective affiliates for overhead and other expenses incurred in connection with the Company’s business in amounts determined by the Manager in good faith.

7.7           Unanimous Restriction on Authority of the Members and Manager. Except as otherwise provided in this Agreement, without the unanimous written consent of the Members, neither a Member nor the Manager shall have the authority to:

(a)          Do any act in contravention of this Agreement.

(b)          Do any act other than liquidation of the Company which would make it impossible to carry on the ordinary business of the Company.

(c)          Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose.

(d)          Commingle the Company’s funds with those of any other person or legal entity.

ARTICLE VIII

CONTRIBUTIONS AND CAPITAL ACCOUNTS

8.1           Capital Contributions.

(a)          BE Global has committed to make the initial Capital Contribution described on Schedule A, pursuant to that certain Contribution Agreement dated as of the date hereof (the “Contribution Agreement”), and shall receive the Membership Interest described on Schedule A.

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(b)          Atrinsic has committed to contribute up to an aggregate of $165,000 during the Company’s first two years of operation to finance the anticipated working capital needs of the Company, pursuant to the terms and conditions of this Section 8.1 and as set forth in that certain Membership Interest Purchase Agreement dated as of the date hereof (the “Membership Interest Purchase Agreement”) and shall receive the Membership Interest described on Schedule A. Atrinsic shall make such Capital Contributions to the Company when and in the amount reasonably determined in good faith by the Manager to be necessary to finance the working capital needs of the Company; provided, that the Manager shall provide Atrinsic with thirty (30) days’ prior notice before requesting such contribution.

(c)          In consideration for each Member’s contributions set forth above, the Company shall issue to each Member such percentage of the Membership Interests set forth opposite such Member’s name on Schedule A. No Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Agreement.

8.2           Additional Capital Contributions. If the Manager determines in its sole discretion that additional capital calls from the Members is necessary and in the best interests of the Company, the Manager may provide written notice to the Members setting forth (i) the aggregate amount required, (ii) the purpose for which such additional funds are required, and (iii) each Member’s pro rata portion of the aggregate amount required from all Members, which shall be calculated based on each Member’s Membership Interest. Upon receipt of such written notice, each Member shall have fifteen (15) days to advise the Manager whether it will make such Additional Capital Contribution. If a Member does not make the required additional Capital Contribution, any other Member shall be permitted to make an additional Capital Contribution to the Company in the amount of such deficiency, and the non-contributing Member’s Membership Interest shall be ratably diluted (based on the ratio of (A) the amount of the additional Capital Contribution the non-contributing Member failed to make to (B) all Capital Contributions made by all Members). To the extent a Member makes an additional Capital Contribution, the Manager shall update Schedule A attached hereto in order to reflect such additional Capital Contribution. Alternatively, the Manager may admit Additional Members in accordance with the terms of this Agreement in order to raise such additional capital.

8.3           Capital Account. A separate Capital Account shall be maintained for each Member throughout the term of the Company in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Tax Regulations as in effect from time to time, and, to the extent not inconsistent therewith, to which the following provisions apply:

(a)          To each Member’s Capital Account there shall be credited (i) the amount of money contributed by such Member to the Company (including liabilities of the Company assumed by such Member as provided in Section 1.704-1(b)(2)(iv)(c) of the Tax Regulations); (ii) the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) such Member’s share of Profits and items of income and gain that are specially allocated.

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(b)          To each Member’s Capital Account there shall be debited (i) the amount of money distributed to such Member by the Company (including liabilities of such Member assumed by the Company as provided in Section 1.704-1(b)(2)(iv)(c) of the Tax Regulations) other than amounts which are in repayment of debt obligations of the Company to such Member; (ii) the fair market value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); and (iii) such Member’s share of Losses or items of loss or deduction that are specifically allocated.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Tax Regulations, and shall be interpreted and applied in a manner consistent with such Tax Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Tax Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XII hereof upon the dissolution of the Company. Notwithstanding the foregoing, the Manager shall increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company property on the Company’s books and records, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(e) and (f).

8.4           No Obligation to Restore Deficit Balance. Except as required by law, no Member shall be required to restore any deficit balance in its Capital Account.

8.5           Withdrawal; Successors. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as specifically provided in the Agreement.

8.6           Interest. No Member shall be entitled to interest on such Member’s Capital Contribution or on any Profits retained by the Company.

ARTICLE IX

ALLOCATIONS AND DISTRIBUTIONS

9.1           Distributions.

(a)          The Company shall make distributions to the Members as decided by the Manager in its sole discretion.

(b)          Distributions, to the extent made to the Members pursuant to this Section 9.1, shall be made as follows: (i) first, if any Members have made any Additional Capital Contribution, to those Members, in proportion to their Additional Capital Contributions, until an amount equal to the entire amount of such Additional Capital Contributions has been distributed; and (ii) second, to the Members pro rata in accordance with their respective Membership Interests as set forth on Schedule A, subject to any terms agreed to by the Manager on behalf of the Company when admitting Additional Members, if any, in accordance with the terms of Section 10.1 of this Agreement.

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9.2           Tax Allocation of Profits and Losses.

(a)          Profits. After giving effect to the special allocations set forth in Section 9.3 below, Profits of the Company for each fiscal year or other period (including Profits arising in connection with a liquidation of the Company) shall be allocated to and among the Members in accordance with Section 9.1 above.

(b)          Losses. After giving effect to the special allocations set forth in Section 9.3 below, the Losses of the Company for each fiscal year or other period (including Losses arising in connection with the liquidation of the Company) shall be allocated to and among the Members as follows: (i) first, to and among the Members with positive Capital Account balances, in proportion to, and to the extent of, such positive balances; and (ii) second, the balance, if any, to and among the Members pro rata in accordance with their respective Membership Interests as set forth on Schedule A.

9.3           Special Allocations. Notwithstanding the provisions of Section 9.2 above, the following special allocations will be made in the following order and priority:

(a)          Company Minimum Gain Chargeback. Except as otherwise provided in Treas. Regs. § 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treas. Regs. § 1.704-2(f)(6) and 1.704-2(j)(2), or any successor provision. This Section 9.3(a) is intended to comply with the minimum gain chargeback requirement in Treas. Regs. § 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Chargeback of Minimum Gain Attributable to a Member Nonrecourse Debt. Except as otherwise provided in Treas. Regs. § 1.704-2(i)(4), notwithstanding any other provision of this Article IX, if there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of Minimum Gain attributable to a Member Nonrecourse Debt, determined in accordance with Treas. Regs. § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, determined in accordance with Treas. Regs. § 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 9.3(b) is intended to comply with the minimum gain chargeback requirement in Treas. Regs. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Regs. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Code Section 704(b), the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions, as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 9.3(a) or 9.3(b) hereof.

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(d)          Gross Income Allocations. In the event any Member has an Adjusted Capital Account Deficit balance at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, that an allocation pursuant to this Section 9.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 9.3 have been tentatively made as if this Section 9.3(d) were not in this Agreement.

(e)          Nonrecourse Deductions and Nonrecourse Liabilities. Nonrecourse Deductions and “excess nonrecourse liabilities,” as such term is defined within the meaning of Treas. Regs. § 1.752-3(a)(3) for any taxable period shall be allocated to and among the Members in accordance with their Membership Interests.

(f)          Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Regs. § 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(g)          Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 732, 734 or 743 of the Code is required, pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

9.4           Curative Allocations. The allocations set forth in Sections 9.3(a)-(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to Section 9.3. Therefore, notwithstanding any other provision of this Article IX (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 9.1 and 9.2. In exercising its discretion under this Section 9.4, the Manager shall take into account future Regulatory Allocations under Sections 9.3(a) and 9.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 9.3(e) and 9.3(f) hereof.

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9.5           Tax Allocations; Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Treas. Regs. § 1.704 1(b)(2)(iv)(h)).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to Treas. Regs. § 1.704 1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value, as adjusted, in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

9.6           Transfer of Membership Interests. Upon the transfer of a Membership Interest, Profit, Loss, Income, and Tax Items attributable to the transferred Membership Interest, shall, for federal income tax purposes, be allocated to the owners of such Membership Interest on the basis of the Tax Items for each month that such Person was the owner of such Membership Interest, determined on an interim closing of the books method. The Manager may revise, alter, or otherwise modify the method of allocation as it determines necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.

9.7           Tax Matters Partner. The Member designated as such on Schedule A shall be the Tax Matters Partner of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall not resign as the Tax Matters Partner unless, on the effective date of such resignation, the Company has designated another Member as Tax Matters Partner and such Member has given its consent in writing to its appointment as Tax Matters Partner. The Tax Matters Partner shall receive no additional compensation from the Company for its services in that capacity, but all expenses incurred by the Tax Matters Partner in such capacity shall be borne by the Company. The Tax Matters Partner is authorized to employ such accountants, attorneys and agents as it, in its sole discretion, determines is necessary to or useful in the performance of its duties. In addition, such Member shall serve in a similar capacity with respect to any similar tax related or other election provided by state or local laws.

ARTICLE X

ADMISSION AND WITHDRAWAL OF MEMBERS

10.1         Additional Members. The Manager may admit Additional Members to the Company, and may determine the Capital Contributions (if any) and Membership Interests of such Additional Members and the priority and amount of distributions payable to such Additional Members as are determined by the Manager. Upon the execution of this Agreement by any such Additional Member, the Manager shall revise Schedule A to reflect the Membership Interest allocated to such Additional Member and the new Membership Interests to be allocated to the existing Members. The Members shall not be required to apportion Membership Interests in accordance with Capital Contributions.

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10.2         Withdrawals.

(a)          No Member shall have the right to withdraw from the Company without the prior written consent of the Manager, which may, in its sole discretion, be granted on such terms as the Manager determines or be withheld. Except as otherwise set forth in this Section 10.2, a withdrawing Member shall receive cash and/or Company Property as may be determined in the sole discretion of the Manager.

(b)          Withdrawal Procedures.

(i)          Any Member seeking to withdraw from the Company shall provide to the Manager a notice of such intent at least sixty (60) days prior to such Member’s desired withdrawal date. Any such withdrawal request must be for a complete withdrawal from the Company.

(ii)         The Manager shall consider such withdrawal request, and shall promptly advise the Member requesting such withdrawal of its decision.

(iii)        If a withdrawal request is granted by the Manager, such withdrawal shall be deemed to occur on the date agreed upon by the Manager and the Member requesting such withdrawal (the “Withdrawal Date”).

(iv)        The amount to be paid to the withdrawing Member shall be such Member’s Capital Account balance as of the Withdrawal Date, and the Manager shall provisionally adjust the Members’ Capital Accounts as of the Withdrawal Date as if such date were the last day of a fiscal period.

(v)         The Company shall pay to such withdrawing Member 90% of the amount described in Section 10.2(b)(iv) above within ninety (90) days following the Withdrawal Date, with the remaining 10% to be paid within thirty (30) days following completion of the Company’s audit for the calendar year in which such withdrawal occurred, subject to any necessary adjustment to such Capital Account balance required as a result of such audit. Each of the Members hereby covenants to return to the Company, within ninety (90) days of notice of such obligation, any amounts paid to such Member in conjunction with a withdrawal that exceeds the amount that an audit determines should have been paid in connection therewith.

(c)          Annual Company Valuation; Death of a Member.

(i)          During each Fiscal Year, in order to determine the value of the Company (“Company Value”), the Company, at its own expense, shall retain an independent appraiser (the “First Appraiser”), which appraiser shall be mutually acceptable to each of the Members. The First Appraiser shall then perform an appraisal of the Company Value (the “First Appraised Company Value”).

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(ii)         In the event any Member does not agree with the First Appraised Company Value, then such Member may, at his own expense, retain another independent appraiser (the “Second Appraiser”). The Second Appraiser shall then perform an appraisal of the Company Value (the “Second Appraised Company Value”). If the Second Appraised Company Value is no more than 20% higher or lower than the First Appraised Company Value, then the two Company Values shall be averaged to arrive at a final Company Value (the “Final Company Value”). If the Second Appraised Company Value is more than 20% higher or lower than the First Appraised Company Value, then a third appraiser (the “Third Appraiser”) shall be retained, at the expense of the Company. The Third Appraiser shall then perform an appraisal of the Company Value (the “Third Appraised Company Value”). The closest two of the First Appraised Company Value, Second Appraised Company Value and Third Appraised Company Value shall then be averaged to arrive at the Final Company Value.

(iii)        The death of any other Member or the principal of a Member that is not a natural person shall be deemed to be a withdrawal of such as of the date of death, and the procedures of Section 10.2(b) shall be followed in respect thereof.

(d)          Disability of a Member. The disability of a Member or the principal of a Member that is not a natural person shall not affect such Member’s membership in the Company until the five-year anniversary of such Member’s disability, which shall be deemed to be a Withdrawal Date for the purposes of this Section 10.2 and the procedures of Section 10.2(b) shall be followed in respect thereof; provided, however, the five-year anniversary shall be deemed a Withdrawal Date only if such Member’s disability is continuing on such date.

ARTICLE XI

TRANSFER OF MEMBERSHIP INTEREST

11.1         Transfers.

(a)          General Restrictions. No Membership Interest has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable state securities laws. A Member may not transfer (a “Transfer”, for purposes of this Agreement, shall be deemed to include, but not be limited to, any sale, transfer, assignment, pledge, creation of a security interest or other disposition) all or any part of such Member’s Membership Interest, unless:

(i)          such Member first obtains the prior written consent to such Transfer from the Manager, provided that such Member complies with the right of first refusal provisions contained herein;

(ii)         the individual, firm, corporation, partnership, trust or other entity in whose favor such Transfer is made delivers to the Company a written acknowledgment that the Membership Interest to be Transferred is subject to this Agreement and that such transferee is bound hereby;

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(iii)        such Transfer shall be made (a) pursuant to an effective registration under the Securities Act or an exemption from the registration requirements thereof and (b) in accordance with applicable state law and the terms of this Agreement; and

(iv)        prior to any such Transfer, the Member proposing to make such Transfer shall give the Company (a) written notice describing the manner and circumstances of the proposed Transfer and (b) if reasonably requested by the Company, a written opinion in form and substance reasonably satisfactory to the Company of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

Any attempted Transfer other than in accordance with this Agreement shall be void, and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of the Membership Interests pursuant to any such Transfer.

(b)          Mechanics of Transfer. Any Member that Transfers Membership Interests shall (i) take all such actions and execute and deliver all such documents as may be necessary or reasonably requested by the Company in order to consummate the Transfer of such Membership Interests and (ii) pay to the Company such amounts as may be required for any applicable transfer taxes.

(c)          Pledge and Hypothecation Prohibited. No Member shall in any manner pledge, hypothecate or encumber, or grant options with respect to, his, her or its Membership Interests without the prior written consent of the Manager.

(d)          Dispositions Not in Compliance with this Article Void. Any attempted disposition of a Membership Interest, or any part thereof, not in compliance with this Article XI and any transfer which if made would cause a termination of the Company for federal income tax purposes under Section 708(b) of the Code shall be void ab initio and without force or effect and shall not bind the Company or the other Members.

11.2         Right of First Refusal.

(a)          In the event any Member other than Atrinsic (a “Transferring Member”) wishes to Transfer any interest in the Company, either directly or indirectly, to any Person (such Person being hereinafter referred to as a “Third Party”), such Transferring Member must obtain the prior written consent of the Manager and comply with the following provisions of this Section 11.2 and Section 11.3.

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(b)          If a Transferring Member receives an offer from a Third Party to purchase any or all of its interests in the Company, such Transferring Member shall deliver to the other Members written notice of the proposed transaction setting forth (i) the name and address of the Third Party, (ii) the interests to be Transferred, (iii) the purchase price (the “Offer Price”) and form of consideration and terms and conditions of payment and (iv) the other material terms and conditions of the Transfer (collectively, the “Third Party Terms”), and such notice shall be accompanied by a copy of a binding bona fide offer to purchase such interests signed by such Third Party (collectively, the “First Refusal Notice”). The First Refusal Notice shall be delivered to the other Members at least forty (40) days prior to the expected date of such Transfer. The offer contained in the First Refusal Notice shall be deemed an offer by such Transferring Member to the other Members to sell such Transferring Member’s interests in the Company proposed to be purchased by such Third Party for the Offer Price, which offer may be accepted in writing (which shall state the interests elected to be purchased) by the other Members or any of them (pro rata based upon their Membership Interests or in such other proportion as the accepting Members (each, a “Participating Member”) may determine), in whole or in part, within fifteen (15) days after the receipt of the First Refusal Notice (the “Right of First Refusal Period”), on the Third Party Terms.

(c)          To the extent one or more of the other Members do not timely, or elect not to, accept the offer set forth in the First Refusal Notice, then the Transferring Member shall promptly deliver to each Participating Member a written notice (the “Overallotment Notice”), at least ten (10) days prior to the expected date of such Transfer, which shall set forth the names of the Participating Members and the interests not elected to be purchased in accordance with Section 11.2(b) (the “Unsubscribed Interests”), and shall offer such Participating Members the right to purchase the Unsubscribed Interests on the same terms and conditions as set forth in the First Refusal Notice. The offer contained in the Overallotment Notice shall be deemed an offer by such Transferring Member of the Unsubscribed Interests to the Participating Members, which offer may be accepted in writing (which shall state the Unsubscribed Interests elected to be purchased) by the Participating Members or any of them (pro rata based upon their Membership Interests or in such other proportion as the accepting Participating Members may determine), in whole or in part, within five (5) days after the receipt of such Overallotment Notice, on the Third Party Terms.

(d)          In the event that the Third Party Terms provide for the payment to the Transferring Member of consideration other than cash, the value of such non-cash consideration shall be determined in good faith by the Manager; provided, however, that if the Third Party offers the Transferring Member (i) securities that are traded on a recognized securities exchange, then the value of such consideration shall be computed based on the average closing sale prices of such securities for the ten (10) consecutive trading days preceding the date of the offer, or (ii) securities that are traded on the over-the-counter market, the value of such consideration shall be computed based on the average of the closing bid and closing asked prices of such securities for the ten (10) consecutive trading days preceding the date of the offer, in each case as reported in the Wall Street Journal. Any dispute regarding the determination of the fair market value of non-cash consideration will be settled by a reasonable process determined by the Manager.

(e)          The closing of the purchase of the interests by the Participating Members on the Third Party Terms shall be held as promptly as practicable following full compliance with all applicable provisions in this Section 11.2, but in no event later than five (5) days thereafter. In the event that the Third Party Terms provide for the payment of consideration other than cash, each Participating Member shall pay cash for the interests to be purchased by it as determined in accordance with Section 11.2(d). If, however, the Transferring Member has complied in all respects with the provisions of this Section 11.2 and the Participating Members do not elect to purchase all of the interests pursuant to the Third Party Terms, the Transferring Member shall not be required to Transfer any such interests to the Participating Members.

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11.3         Tag-Along Right.

(a)          In the event that one or more of the Members do not timely, or elect not to, accept, in whole, the offer contained in the First Refusal Notice pursuant to the terms of Section 11.2 hereof, each Member (each, a “Selling Participant” and, collectively, the “Selling Participants”) shall then have the right to require the Third Party to purchase from such Selling Participant that percentage of its interests in the Company (and the Transferring Member shall reduce the percentage of its interests to be sold by a corresponding amount) that is equal to the product of (i) such Selling Participant’s Membership Interest, and (ii) the total Membership Interest in the Company to be purchased by the Third Party.

(b)          Any interest in the Company purchased from a Selling Participant pursuant to this Section 11.3 shall be purchased at the same price and same type of consideration and on the same terms and conditions as the Transfer by the Transferring Member. It shall be an express condition to the sale of the interests by each Selling Participant that such Selling Participant execute and deliver to the Third Party any and all documents required to be executed and delivered by the Transferring Member to effect such sale; provided that such Selling Participant shall not be obligated to execute and deliver any document which (i) requires such Selling Participant to make representations or warranties regarding any aspect whatsoever of the business or prospects of the Company (except that the Selling Participants shall be required to make representations and warranties with respect to their ownership of the interests to be sold by them and their ability to convey title thereto free and clear of liens, encumbrances or adverse claims), or (ii) requires such Selling Participant to be obligated to the Third Party for any indemnification obligations other than (A) an obligation to join on a pro rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by such Third Party (but only up to the amount of net proceeds actually received by such Selling Participant), in any indemnification that the Transferring Member has agreed to and (B) indemnification with respect to representations and warranties given by such Selling Participant regarding such Selling Participant’s ownership of the interests to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims.

(c)          Upon expiration of the Right of First Refusal Period, the Transferring Member shall notify the Members (other than the Participating Members, if any) in writing of the proposed Transfer (the “Transferor Tag-Along Notice”). The Transferor Tag-Along Notice shall set forth the Third Party Terms, including any reduction in the Membership Interest proposed to be Transferred by the Transferring Member to a Third-Party due to one or more Participating Member’s exercise of its rights pursuant to Section 11.2.

(d)          The tag-along right provided for in this Section 11.3 may be exercised by any Selling Participant by delivery of a written notice to the Company, the Transferring Member and the Third Party (the “Tag-Along Notice”) within five (5) days following receipt of the Transferor Tag-Along Notice (the “Tag-Along Period”). The Tag-Along Notice shall state the maximum Membership Interests that a Selling Participant wishes to include in such Transfer to the Third Party. The failure of a Member to deliver a Tag-Along Notice meeting the requirements of this Section 11.3(d) within the Tag-Along Period shall constitute a waiver of such Member’s tag-along rights with respect to such proposed Transfer.

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(e)          Upon the giving of its Tag-Along Notice, a Selling Participant shall be obligated to sell to the Third Party the Membership Interests set forth in its Tag-Along Notice on the Third Party Terms (or, if a Selling Participant is not entitled to sell such Membership Interest under the terms of this Section 11.3, such Selling Participant shall be obligated to sell the maximum Membership Interest such Selling Participant is permitted to sell hereunder on the Third Party Terms); provided, however, that neither the Transferring Member nor any Selling Participant shall consummate the sale of any interests unless the Third Party purchases, on the Third Party Terms, all of interests contained in the Tag-Along Notices that the Selling Participants are entitled to sell under the terms of this Section 11.3. If the Third Party does not purchase the interests entitled to be sold by any Selling Participant that has complied with the terms of this Section 11.3, then any Transfer by the Transferring Member and any other Selling Participants to such Third Party shall be null and void and of no effect whatsoever.

(f)          After expiration of the Tag-Along Period, if any, if the provisions of Section 11.2 and this Section 11.3 have been complied with in all respects and no Tag-Along Notice has been given, a Transferring Member shall have the right for six (6) months to Transfer its interests to the Third Party on the Third Party Terms without further notice to the Company or the Members, but after such six (6) months no such Transfer may be made without again complying with all of the requirements of Section 11.2 and this Section 11.3. If the terms of such proposed Transfer are materially different from the Third Party Terms, the Transferring Member shall deliver to the Company a revised First Refusal Notice, and shall again comply with all of the requirements of Section 11.2 and, to the extent required, this Section 11.3.

11.4         Drag-Along Right.

(a)          In the event a bona fide written offer (an “Acquisition Offer”) is made to (i) purchase, in a single transaction or a series of related arms’ length transactions, (A) all of the outstanding interests in the Company (an “Interests Sale”) or (B) all or substantially all of the assets of the Company (an “Asset Sale”) or (ii) acquire the Company through a merger, consolidation or similar business combination (a “Merger” and, together with an Interests Sale and an Asset Sale, a “Sale Transaction”) and the Manager wishes to accept such Acquisition Offer, then, if requested to do so by the Manager, (A) in the case of an Interests Sale, each Member shall sell all of its interests in the Company in such transaction, at the price, for the type of consideration and on the other terms and conditions set forth in the Acquisition Offer, and (B) in the case of an Asset Sale or a Merger, each Member shall vote, either at a meeting called for such purpose or by written consent, in favor of such transaction, and shall waive any dissenters rights, appraisal rights or similar rights in connection therewith.

(b)          To exercise the drag-along rights set forth in this Section 11.4, the Manager shall give all Members written notice (the “Drag-Along Notice”) of the Acquisition Offer at least twenty (20) days prior to the date on which such transaction is expected to be consummated. The Drag-Along Notice shall set forth: (i) the name and address of the proposed acquiror, (ii) the proposed amount and form of consideration and terms and conditions of payment and (iii) the other material terms and conditions of the Acquisition Offer, and shall include a copy of the Acquisition Offer.

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(c)          From and after the giving of a Drag-Along Notice, (i) in the case of an Interests Sale, each Member shall have the obligation to sell its interests, free and clear of any liens, encumbrances or adverse claims, in the Sale Transaction in accordance with the instructions set forth in the Drag-Along Notice and (ii) each Member shall vote for, consent to and raise no objections to any Sale Transaction and shall take such other necessary or desirable actions in connection with the consummation of such Sale Transaction as reasonably requested by the Manager, including executing and delivering such documents as the Manager may reasonably request, and shall not bring any claim against the Company, its Affiliates or any of the Company’s or its Affiliates’ respective officers, directors, members, partners, stockholders, employees, agents, advisors or representatives or contest or seek to enjoin the Sale Transaction, or seek appraisal, dissenters or other similar rights with respect thereto; provided, however, that a Member shall not be obligated to execute and deliver any document which (A) requires such Member to make representations or warranties regarding any aspect whatsoever of the business or prospects of the Company (provided that the Members shall be required to make representations and warranties with respect to their ownership of their interests and their ability to convey title thereto free and clear of liens, encumbrances or adverse claims), or (B) requires such Member to be obligated for any indemnification obligations other than (1) an obligation to join on a pro rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the acquiror in such Sale Transaction (but only up to the amount of net proceeds actually received by such Member in the Sale Transaction), in any indemnification as reasonably requested by the Manager and (2) indemnification with respect to representations and warranties given by such Member regarding its ownership of interests and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1         Dissolution. The Company shall be dissolved and its affairs wound up, upon the determination of the Members holding all of the Membership Interests.

12.2         Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been issued by the Secretary of State of Delaware.

12.3         Distribution of Assets on Dissolution. Upon the winding up of the Company, the Manager (or, if there is no Manager then remaining, such other Person(s) designated by the Members representing at least a majority of the Members’ Membership Interests) shall take full account of the assets and liabilities of the Company, shall liquidate the assets (unless the Manager determines that a distribution of any Company Property in-kind would be more advantageous to the Members than the sale thereof) as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

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(a)          first, to the payment of the debts and liabilities of the Company to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of such debts and liabilities, and to the payment of necessary expenses of liquidation;

(b)          second, to the setting up of any reserves which the Manager may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company. Such reserves may be paid over by the Manager to an escrow agent or trustee selected by the Manager to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Manager shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided;

(c)          then, to the Members in accordance with their respective Membership Interests, as set forth on Schedule A.

If at the time of liquidation the Manager shall determine that an immediate sale of some or all Company Property would cause undue loss to the Members, the Manager may, in order to avoid such loss, defer liquidation.

12.4         Winding Up and Filing Articles of Dissolution. Upon the commencement of the winding up of the Company, articles of dissolution shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of dissolution shall set forth the information required by the Act. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining Property of the Company has been distributed to the Members.

ARTICLE XIII

MISCELLANEOUS

13.1         Notices. Notices to the Company shall be sent to the Principal Office of the Company. Notices to the Members shall be sent to their addresses set forth on Schedule A. Any Member may require notices to be sent to a different address by giving notice to the other Members in accordance with this Section. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given with receipt confirmed if and when delivered personally, given by prepaid telegram or mailed first class, postage prepaid, delivered by courier, or sent by facsimile, to such Members at such address.

13.2         Entire Agreement. This Agreement together with the schedules and appendices attached hereto constitutes the entire agreement between the parties and supersedes any prior agreement or understanding between them respecting the subject matter of this Agreement.

13.3         Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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13.4         Counterparts. The Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto.

13.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13.6         No Rights of Creditors and Third Parties under Agreement. The Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, the Manager, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company, the Manager or any other Person. Except and only to the extent provided by applicable statute, no such creditor or any third party shall have any rights under the Agreement or any agreement between the Company, any Member and/or the Manager with respect to any Capital Contribution or otherwise.

13.7         Counsel. [Olshan represented only Atrinsic in connection with this Agreement. Barry E. Eisenberg acknowledges that he was advised to be represented by counsel in the preparation of this Agreement or was represented by [______] in connection with this Agreement. All Members consent to any future representation by Olshan of the Company in its business dealings and in connection with this Agreement or any disputes arising hereunder]. None of the Members is to be considered to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter. This Agreement was drafted with substantial input by all parties and their counsel, and no reliance was placed on any representation other than those contained in this Agreement.

13.8         Amendment. This Agreement may be amended by the Manager with the vote or written consent of Members holding at least a majority of the outstanding Membership Interests in the Company; provided, no such amendment may reduce the Membership Interest of any Member disproportionately to that of other Members without such Member’s vote or written consent. The Manager may also amend this Agreement without the consent of the Members to the extent required by a lender to the Company to incorporate separateness covenants, bankruptcy remote provisions or other similar provisions.

13.9         Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed under the laws of the State of Delaware without regard to conflict of law principles.

13.10         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date first above written.

MEMBERS:

BE GLOBAL LLC

By:	/s/ Barry M. Eisenberg
	Name:	Barry M. Eisenberg
	Title:	Sole Member and Manager

ATRINSIC, INC.

By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Interim Chief Restructuring Officer

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SCHEDULE A – MEMBERS

Name and Address of Member	Initial Capital Contribution	Membership Interest

BE Global LLC [__________]	Intellectual Property (as defined in the Contribution Agreement)	49.0%

Atrinsic, Inc.[*] [________]	See Section 8.1(b) of this Agreement	51.0%

* Tax Matters Partner